EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-202500) of Drive Shack Inc., and

(2)	Registration Statement (Form S-3 No. 333-202501) of Drive Shack Inc.;
of our reports dated March 2, 2017, with respect to the consolidated financial statements of Drive Shack Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Drive Shack Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Drive Shack Inc. and Subsidiaries for the year ended December 31, 2016.
/s/ Ernst & Young LLP
New York, New York
March 2, 2017